CPI Aerostructures, Inc. 8-K

Exhibit 99.1

CPI AEROSTRUCTURES, INC. ANTICIPATES TRADING

ON NYSE AMERICAN EXCHANGE TO RECOMMENCE ON OCTOBER 5

EDGEWOOD, N.Y. – September 30, 2022 – CPI Aerostructures, Inc. (“CPI Aero®” or the “Company”) today announced that it has been informed by NYSE American that the exchange has terminated its proceeding to delist the Company’s common stock. As a result, the Company expects trading of its common stock to recommence on the NYSE American exchange on October 5, 2022, under the symbol “CVU.”

The Company became current with its SEC reports on September 29, 2022 upon the filing of its Quarterly Report on Form 10-Q for the period ended June 30, 2022. This resolved the condition that led to NYSE American suspending trading in the Company’s common stock on the exchange.

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance and Electronic Warfare pod systems, primarily for national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI Aero is also a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included or incorporated in this press release are forward-looking statements. The words “anticipates,” “expects,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include the Company’s expectation that trading of the Company’s common stock will recommence on the NYSE American exchange on October 5, 2022.

Forward-looking statements involve risks and uncertainties, and actual results could vary materially from these forward-looking statements. Factors that may cause future results to differ materially from the Company’s current expectations include, among other things, determinations made by the NYSE American exchange that result in a change in the Company’s expectations for recommencement of trading of the Company’s common stock on the exchange.

The Company does not guarantee that it will achieve the plans, intentions or expectations disclosed in its forward-looking statements and you should not place undue reliance on the Company’s forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those indicated or implied by its forward-looking statements, including those important factors set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2021 and in the Company’s other filings with the Securities and Exchange Commission. Although the Company may elect to do so at some point in the future, the Company does not assume any obligation to update any forward-looking statements and it disclaims any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc. For more information, visit www.cpiaero.com, and follow us on Twitter @CPIAERO.

Contacts:

Investor Relations Counsel	CPI Aerostructures, Inc.
LHA Investor Relations	Andrew L. Davis
Jody Burfening	Chief Financial Officer
(212) 838-3777	(631) 586-5200
cpiaero@lhai.com	adavis@cpiaero.com
www.lhai.com	www.cpiaero.com